EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-1 No. 333-268326) and
(2) Registration Statement (Form S-8 No. 333-269208)

pertaining to the Share Purchase and Award Agreement, the 2016 Equity Incentive Program, the 2020 Long Term Incentive Plan, the 2022 Long-Term Incentive Plan, and the 2022 Employee Stock Purchase Plan of Skyward Specialty Insurance Group, Inc. of our report dated April 1, 2024, with respect to the consolidated financial statements of Skyward Specialty Insurance Group, Inc. included in this Annual Report (Form 10-K) of Skyward Specialty Insurance Group, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Houston, Texas
April 1, 2024